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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-126947 on Form S-4 of our report dated November 11, 2004 (July 22, 2005 as to Note 26), relating to the financial statements of The Greenbrier Companies, Inc. and Subsidiaries appearing in the Current Report on Form 8-K of The Greenbrier Companies, Inc. as filed on July 27, 2005 and of our report dated November 11, 2004 relating to the financial statement schedule of The Greenbrier Companies, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of The Greenbrier Companies, Inc. and Subsidiaries for the year ended August 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Portland, Oregon
August 3, 2005